UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2010

Irvine Sensors Corporation
 (Exact name of registrant as specified in its charter)

Delaware	001-08402	33-0280334
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Red Hill Avenue, Costa Mesa, California	92626
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 549-8211

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On June 25, 2010, Irvine Sensors Corporation (the “Company”) entered into Subscription Agreements (the “Subscription Agreements”) with 18 accredited investors (the “Investors”), pursuant to which the Company sold and issued to the Investors an aggregate of 19,022.47 common stock units (the “Units”) at a purchase price of $20.025 per Unit (the “Unit Price”) in an initial closing of a private placement (the “Private Placement”). The Unit Price was equal to 100 shares of the Company’s Common Stock multiplied by 75% of the last consolidated closing bid price of the Company’s Common Stock as determined in accordance with Nasdaq rules immediately preceding the Company entering into the binding Subscription Agreements. The $380,925 aggregate purchase price for these Units was paid in cash to the Company.

Each Unit is comprised of (i) 100 shares of the Company’s Common Stock (the “Shares”) and (ii) a five-year warrant to purchase 20 shares of the Company’s Common Stock (the “Investor Warrants”). The exercise price applicable to the Investor Warrants is $0.32 per share, which was greater than the last consolidated closing bid price of the Company’s Common Stock as determined in accordance with Nasdaq rules immediately preceding the Company entering into the binding Subscription Agreements.

A total of 1,902,236 Shares were issued and the total number of shares of Common Stock issuable upon exercise of the Investor Warrants at the exercise price is 380,441 in the aggregate. The Company may at its option expand this Private Placement.

In consideration for services rendered as the lead placement agent in the Private Placement, on June 25, 2010, the Company paid the placement agent cash commissions, a management fee and an expense allowance fee aggregating $49,520.25, which represents 13% of the gross proceeds of the initial closing of the Private Placement, the Company paid the placement agent an expense reimbursement of $5,000 and the Company issued to the placement agent a five-year warrant to purchase an aggregate of 247,292 shares of the Company’s Common Stock at an exercise price of $0.32 per share (the “Agent Warrant”), which was greater than the last consolidated closing bid price of the Company’s Common Stock as determined in accordance with Nasdaq rules immediately preceding the Company entering into such warrant.

The Investor Warrants and Agent Warrant may be exercised in cash or pursuant to a net exercise provision if the Company does not register the shares of Common Stock issuable upon exercise of the Investor Warrants or Agent Warrant on or prior to the six-month anniversary of the issuance date of the warrants. The Investor Warrants and the Agent Warrant cannot be exercised for a period of 6 months and one day following the date of their issuance. The exercise price of the Investor Warrants and the Agent Warrant is subject to adjustment for stock splits, stock dividends, recapitalizations and the like. The Investor Warrants and Agent Warrant also are subject to a blocker that would prevent each holder’s Common Stock ownership at any given time from exceeding 4.99% of the Company’s outstanding Common Stock (which percentage may increase but never above 9.99%).

None of the Units, Shares, Investor Warrants or Agent Warrant, or the Common Stock issuable upon exercise thereof, has been registered under the Securities Act of 1933 and none may be offered or sold absent registration or an applicable exemption from registration. The Company does not plan to register the Units, Shares, Investor Warrants or Agent Warrant, or the Common Stock issuable upon exercise thereof.

The number of shares of the Company’s Common Stock outstanding immediately after the closing of the Private Placement was 24,435,900 shares.

Item 3.02.     Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The above-described sale and issuance of the Units, Shares, Investor Warrants and Agent Warrant (and the issuance of shares of Common Stock upon exercise thereof) have been determined to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering, in which the investors are accredited and have acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRVINE SENSORS CORPORATION
(Registrant)
Dated: July 1, 2010	/s/ JOHN J. STUART, JR.

John J. Stuart, Jr. Senior Vice President and Chief Financial Officer